Exhibit 10.11

2015 BONUS PLAN

Irv Alpert

Compensation

Bonus Components:

•	A one-time bonus upon 100% achievement of sales plan.
•	Ten percent of bookings in excess of sales plan from existing channel clients
•	Five percent of every new sale from a lead generated by Irv.
•	A one-time bonus upon extension of an existing client under terms and conditions approved by either the CEO or CFO.
•	Ten percent of every new sales dollar generated during the first quarter of 2015.